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                   FIRST AMENDMENT TO PARTICIPATION AGREEMENT

This First Amendment amends the Participation Agreement ("Agreement") dated November 17, 1997 among Cova Financial Services Life Insurance Company, Variable Insurance Products Fund and Fidelity Distributors Corporation.

WHEREAS, Cova Financial Services Life Insurance Company changed its name to MetLife Investors Insurance Company.

NOW, THEREFORE, the parties hereby agree as follows:

1. All references in the Participation Agreement to Cova Financial Services Life Insurance Company or to the "Company" shall refer to MetLife Investors Insurance Company.

2.   Section 2.5 in its entirety is replaced with the following:

          2.5. (a) With respect to Initial Class shares, the Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-l under the 1940 Act or otherwise, although it may make such payments in the future. The Fund has adopted a "no fee" or "defensive" Rule 12b-l Plan under which it makes no payments for distribution expenses. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-l, the Fund undertakes to have a board of trustees, a majority of whom are not interested persons of the Fund, formulate and approve any plan under Rule 12b-l to finance distribution expenses.

          (b) With respect to Service Class shares and Service Class 2 shares, the Fund has adopted Rule 12b-l Plans under which it makes payments to finance distribution expenses. The Fund represents and warrants that it has a board of trustees, a majority of whom are not interested persons of the Fund, which has formulated and approved each of its Rule 12b-l Plans to finance distribution expenses of the Fund and that any changes to the Fund's Rule 12b-l Plans will be approved by a similarly constituted board of trustees.

3. Schedule A of the Agreement is deleted in its entirety and replaced with the attached Amended Schedule A.

4. The Agreement, as supplemented by this Amendment, is ratified and confirmed.

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IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 7th day of May, 2001.

MetLife Investors Insurance Company
(formerly known as Cova Financial
Services Life Insurance Company)


By: /s/ J. Robert Hopson
    ---------------------------------
Name: J. Robert Hopson
Titler: Senior Vice President &
        Chief Actuary


Fidelity Distributors Corporation       Variable Insurance Products Fund


By: /s/ Mike Kellogg                    By: /s/ Robert C. Pozen
    ---------------------------------       ------------------------------------
Name: Mike Kellogg                      Name: Robert C. Pozen
Title: Executive Vice President         Title: Senior Vice President

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                                   Schedule A
                                   ----------

                   Separate Accounts and Associated Contracts
                   ------------------------------------------

Name of Separate Account and             Policy Form Numbers of Contracts
Date Established by Board of Directors   Funded By Separate Account
--------------------------------------   --------------------------------
MetLife Investors Variable Annuity       XL-407
Account One                              CL-407
(established 02/24/87)                   XL-617
                                         CL-617
                                         7010